EXHIBIT 4.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   ACCOM, INC.


         Accom, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         1. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted by the Board of Directors of the Corporation and consented to by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         2. Article IV of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

                                   "ARTICLE IV

                  This Corporation is authorized to issue two classes of stock to be designated common stock ("Common Stock") and preferred stock ("Preferred Stock"). The total number of shares which the Corporation is authorized to issue is Forty Two Million (42,000,000) shares. The number of shares of Common Stock authorized to be issued is Forty Million (40,000,000), par value $0.001 per share, and the number of shares of Preferred Stock authorized to be issued is Two Million (2,000,000), par value $0.001 per share.

                  The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, the resolution or resolutions adopted by the Board of Directors providing for the issuance of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

         3. Article VI of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

                                   "ARTICLE VI

         The total number of directors of the Corporation shall be not less than five (5) nor more than nine (9), with the actual total number of directors set from time to time exclusively by resolution of the Board of Directors. The Board of Directors shall initially consist of six members until changed by such a resolution. There shall be three classes of directors (each, a "Class"), known as Class 1, Class 2 and Class 3. The initial Class 1, Class 2 and Class 3 directors shall serve in office as follows: Class 1 shall retire at the first annual meeting of stockholders following the filing of the Corporation's Amended and Restated Certificate of Incorporation (the "Effective Date"), Class 2 shall retire at the second annual meeting of stockholders following the Effective Date, and Class 3 shall retire at the third annual meeting of stockholders following the Effective Date. This annual sequence shall be repeated thereafter. Each director in a Class shall be eligible for re-election if nominated, and such director's seat shall be open for election of a director, at the annual meeting of stockholders of the Corporation at which such Class shall retire, to hold office for three years or until his successor is elected or appointed.

                  Any additional directors elected or appointed shall be elected or appointed to such Class as will ensure that the number of directors in each Class remains as nearly equal as possible, and if all Classes have an equal number of directors or if one Class has one director more than the other two Classes, then any additional directors elected or appointed shall be elected or appointed to the Class that does not have more directors than any other Class and is subject to election at an ensuing annual meeting before any other such Class.

                  Vacancies due to resignation, death, increases in the number of directors, or any other cause shall be filled only by the Board of Directors (unless there are no directors, in which case vacancies will be filled by the stockholders) in accordance with the rule that each Class of directors shall be as nearly equal in number of directors as possible. Notwithstanding such rule, in the event of any change in the authorized number of directors each director then continuing to serve as such will nevertheless continue as a director of the Class of which he or she is a member, until the expiration of his or her current term or his earlier death, resignation or removal. If any newly created directorship or vacancy on the Board of Directors, consistent with the rule that the three Classes shall be as nearly equal in number of directors as possible, may be allocated to one or two or more Classes, then the Board of Directors shall allocate it to that of the available Classes whose term of office is due to expire at the earliest date following such allocation. When the Board of Directors fills a vacancy, the director chosen to fill that vacancy shall be of the same Class as the director he or she succeeds and shall hold office until such director's successor shall have been elected and qualified or until such director shall resign or shall have been removed. No reduction of the

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

         authorized number of directors shall have the effect of removing any director prior to the expiration of such director's term of office."

         4. Article XII of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

                                  "ARTICLE XII

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation; provided, however, that any amendment of Article VI or of this Article XII will require an affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) or more of the total voting power of all outstanding shares of voting stock of the Corporation."

         4. Article XIII of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

                                  "ARTICLE XIII

         This corporation elects to be governed by Section 203 of the Delaware General Corporation Law."

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

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Junaid Sheikh, its Chief Executive Officer, on this 20th day of July, 1999.


                                         /s/ Junaid Sheikh
                                       --------------------------------------
                                       Junaid Sheikh
                                       Chief Executive Officer

ATTEST:



  /s/ Donald K. McCauley
--------------------------------------
Donald K. McCauley
Secretary

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